Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Xtant Medical Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.000001 per share	Rule 457(c)	20,000,000 shares	(1)	$0.83	$16,600,000	(2)	$110.20 per $1,000,000	$1,829.32
Fees Previously Paid	-	-	-	-		-	-		-	-
	Total Offering Amounts						$16,600,000			$1,829.32
	Total Fees Previously Paid									-
	Total Fee Offsets									-
	Net Fee Due									$1,829.32

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares that may be offered and sold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low sale prices of the registrant’s shares of common stock on July 6, 2023, as reported on the NYSE American.